Tri-Valley Reports June Oxnard Oil Production and Additional Corporate Developments

June 30 Stockholders’ Equity Rises to Approximately $4.5 Million

Bakersfield, CA – July 8, 2010 – Tri-Valley Corporation [NYSE Amex: TIV] today announced that gross oil production during June from its Pleasant Valley tar sands project in Oxnard, California averaged 305 barrels of oil per day as compared to 333 and 186 barrels of oil per day in May and April, respectively.  Production at the Pleasant Valley project continues to advance from extended steam cycles performed in recent months on four of its seven horizontal production wells on the Hunsucker Lease together with artificial lift capacity. The last steam injection on the Hunsucker Lease was completed in late April and the Company plans to commence extended steam injection cycles on two additional Hunsucker wells this month.  Cyclic steaming of the tar sands liquefies the oil enabling it to be pumped to the surface. As heat dissipates in the reservoir, the steam injection cycle is then repeated.

In addition, the Company reported its stockholders’ equity as of June 30, 2010 is expected to be approximately $4.5 million, up from the $915,942 reported on March 31, 2010.  However, the Company has received notification on July 2, 2010 from the NYSE Amex LLC that the Company is not currently in compliance with a particular standard for continued listing on the exchange as required under the NYSE Amex Company Guide. Section 1003 (a) (iii) of the Company Guide requires a company to maintain a minimum of $6 million in stockholders’ equity if that company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years.  NYSE Amex’s notification had been expected by the Company.

In April 2010, the Company completed a registered direct offering, raising $5.0 million. In June 2010, it completed the sale of its South Belridge and Shields and Arms properties, located in Kern County, California. The total gross transaction price on these sales was $3.4 million of which the Company’s share was approximately $0.9 million.

Under NYSE Amex rules, Tri-Valley has until August 2, 2010, to submit a plan to regain compliance with Section 1003(a)(iii) of the Company Guide. The Company is preparing to submit in the very near future its plan to regain compliance in accordance with NYSE Amex rules that will outline initiatives to increase its stockholders’ equity for mitigating the compliance issue. If the Company does not submit a plan or if the plan is not accepted by the exchange, the Company could be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties and a high grade calcium carbonate quarry in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE AMEX exchange under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in "Item IA. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2009 and in "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" as disclosed in the company's Quarterly Report on Form 10Q for the most recent quarter ended March 31, 2010.

Company Contact:	Investor Contact:	Media Contact:
John Durbin (661) 864-0500 jdurbin@tri-valleycorp.com	Doug Sherk or Jenifer Kirtland EVC Group, Inc. (415) 896-6820	Chris Gale EVC Group, Inc. (646) 201-5431 cgale@evcgroup.com